FOR IMMEDIATE RELEASE

Contacts
Jay Hutton
Voice Mobility International Inc.
866.806.6760

Voice Mobility announces addition to the Board of Directors

VANCOUVER, BC, CANADA – May 26, 2011 – Voice Mobility International, Inc. (the “Company”) (VMY.H, VMII.PK and FWB: VMY), a Vancouver-based developer and provider of carrier and enterprise messaging solutions, today announced that Theresa Carbonneau has been appointed to the Board of Directors of the Company.

Ms. Carbonneau brings a depth of experience in international ICT operations and marketing. After working in various roles for BT Plc in the UK and BC Tel (Telus) in Canada, she founded and was President and CEO of two technology companies; fSONA Communications Corporation, (1996-2004) a Vancouver based network equipment manufacturing company, which developed an innovative optical technology into multiple commercial products for short-haul, gigabit-speed wireless links; and Syntagma Networks Services, (2005-2008) a software-as-services (SAS) company offering IP services to small and medium enterprises in Canada.

In 2006, Ms. Carbonneau led an international consortium to successfully achieve a national license for a wireless operation in Iraq. She is an Advisor with a US based fund, Signal Lake Ventures LLC, and is mentor/advisor to numerous technology start-ups in North America and Europe.

“I am delighted to join Jay Hutton and his Voice Mobility team. In recent months Jay has restructured Voice Mobility to take advantage of a very unique consolidation opportunity among smaller service providers focused on the business sector.”

CEO Jay Hutton commented ”Theresa is exactly what we need at Voice Mobility. As we execute on our goal of acquiring multiple service providers we need to ensure we are operationally optimized to achieve economies of scale and reduce or eliminate churn. Theresa has a career of successes in this regard. We welcome her aboard.”

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